EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (collectively with any exhibits and schedules attached hereto, the “Plan”) is dated July 2, 2007 (the “Effective Date”) and is entered into by and among InterDigital Communications Corporation, a Pennsylvania corporation, (“IDCC” and, after the Effective Time (defined below), the “Surviving Corporation”)), InterDigital, Inc., a Pennsylvania corporation, (“HoldingCo”) and ID Merger Company, a Pennsylvania corporation, (“Merger Sub” and, collectively with IDCC and HoldingCo, the “Parties”).

BACKGROUND

IDCC’s authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $0.01 per share (“IDCC Common Stock”), of which, 47,046,614 shares are issued and outstanding and 17,838,338 shares are held in treasury as of the Effective Date, and (ii) 14,398,000 shares of preferred stock, par value $0.10, none of which is currently issued and outstanding (“IDCC Preferred Stock”).

Each share of IDCC Common Stock also includes a right to purchase (“IDCC Purchase Right”) one share of IDCC Preferred Stock pursuant to the Amended and Restated Rights Agreement by and between IDCC and American Stock Transfer and Trust Co. (“AST”) dated December 15, 2006 (the “IDCC Rights Plan”).

HoldingCo’s authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $0.01 per share (“HoldingCo Common Stock”), of which 1 share is issued and outstanding and no shares are held in treasury as of the Effective Date, (ii) 14,398,000 shares of preferred stock, par value $0.10, none of which is currently outstanding (“HoldingCo Preferred Stock”). IDCC owns all of the issued and outstanding HoldingCo Common Stock.

Each share of HoldingCo Common Stock also includes a right to purchase (“HoldingCo Purchase Right”) one share of HoldingCo Preferred Stock pursuant to the Rights Agreement by and between IDCC and AST dated July 2, 2007 (the “HoldingCo Rights Plan”), which has been entered into in order to evidence HoldingCo’s status as successor to IDCC under the IDCC Rights Plan.

The designations, rights and preferences, and the qualifications, limitations and restrictions thereof, of the HoldingCo Preferred Stock and the HoldingCo Common Stock are the same as those of the IDCC Preferred Stock and the IDCC Common Stock, respectively.

The Articles of Incorporation and the By-laws of HoldingCo immediately after the Effective Time will contain provisions identical to the Articles of Incorporation and By-laws of IDCC immediately before the Effective Time.

Merger Sub’s authorized capital stock consists of 100 shares of common stock, par value $.01 per share (“Merger Sub Common Stock”), of which 1 share is currently issued and outstanding and no shares are held in treasury. HoldingCo owns all of the issued and outstanding Merger Sub Common Stock.

IDCC, HoldingCo and Merger Sub have determined that it is in their respective best interests that IDCC and Merger Sub should merge, IDCC shall be the surviving corporation and HoldingCo shall be a “holding company” of IDCC, as such term is defined in Section 1924(b)(4) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”).

Pursuant to authority granted by the Board of Directors of IDCC, IDCC will, immediately prior to the Effective Time, contribute to the capital of HoldingCo all of the shares of IDCC Common Stock then held by IDCC in its treasury.

TERMS

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1. Merger of Merger Sub with and into IDCC. At the Effective Time, Merger Sub shall merge with and into IDCC (the “Merger”) in accordance with Subchapter C of Chapter 19 of the PBCL, and the separate existence of Merger Sub shall cease. IDCC shall be the surviving corporation and assume all of the rights, privileges, assets and liabilities of Merger Sub.

2. Effect of the Merger. The effect of the Merger shall be as provided in Section 1929 of the PBCL. As a result of the Merger, by operation of law and without further act or deed, at the Effective Time, all property, rights, interests and other assets of Merger Sub shall be transferred to and vested in the Surviving Corporation, and the Surviving Corporation shall assume all of the liabilities and obligations of Merger Sub.

3. Effect on Capital Stock and Related Purchase Rights. At the Effective Time:

3.1. Each then issued and outstanding share of HoldingCo Common Stock (together with the associated HoldingCo Purchase Rights) held by IDCC will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without conversion or issuance of any shares of stock of the Surviving Corporation with respect thereto.

3.2. Each then issued and outstanding share or fraction of a share, (including those shares formerly held in treasury by IDCC and contributed to HoldingCo prior to the Merger), of IDCC Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share or equal fraction of a share of HoldingCo Common Stock, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as a share of IDCC Common Stock immediately prior to the Effective Time.

3.3. Each share or fraction of HoldingCo Common Stock issued upon conversion of IDCC Common Stock pursuant to Section 3.2 will have attached a HoldingCo Purchase Right or equal fraction of a HoldingCo Purchase Right, by virtue of HoldingCo’s status as successor to IDCC under the IDCC Rights Plan.

3.4. Each then issued and outstanding share of Merger Sub Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share of common stock of the Surviving Corporation.

4. Certificates. At the Effective Time, each outstanding certificate that, immediately prior to the Effective Time, evidenced IDCC Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of HoldingCo Common Stock (including associated HoldingCo Purchase Rights) into which such shares of IDCC Common Stock were converted pursuant to Section 3.2 of this Plan. In addition, immediately after the Effective Time, each such certificate shall also evidence a number of HoldingCo Purchase Rights equal to the number of IDCC Purchase Rights evidenced thereby immediately prior to the Effective Time of the Merger.

5. Corporate Governance. The Articles of Incorporation and By-laws of IDCC, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and By-laws of the Surviving Corporation. The officers and directors of IDCC immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation.

6. Filing and Effective Time. If this Plan has not been terminated pursuant to Section 7 hereof, after this Plan has been duly approved in the manner required by law, appropriate Articles of Merger shall be filed by IDCC and Merger Sub pursuant to and in accordance with Section 1927 of the PBCL. The Merger shall be effective (the “Effective Time”) at 4:15 p.m. New York City Time on July 2, 2007.

7. Termination. This Plan may be terminated and the Merger abandoned by the Board of Directors of each of IDCC, HoldingCo and Merger Sub at any time prior to the Effective Time.

8. Adoption and Approval. The Plan was adopted and approved by the Board of Directors of IDCC on March 21, 2007, by written consent of the Board of Directors of HoldingCo dated June 29, 2007 and by written consent of the Board of Directors of Merger Sub dated June 29, 2007. Pursuant to Section 1924(b)(4) of the PBCL, the Plan was not required to be, and was not, approved by the shareholders of IDCC or Merger Sub.

[signature page follows]

The authorized representatives of each of the Parties have executed this Plan as of the Effective Date.

INTERDIGITAL COMMUNICATIONS CORPORATION

By:	/s/ William J. Merritt
Name:	William J. Merritt
Title:	President and Chief Executive Officer

INTERDIGITAL, INC.

By:	/s/ William J. Merritt
Name:	William J. Merritt
Title:	President and Chief Executive Officer

ID MERGER COMPANY

By:	/s/ William J. Merritt
Name:	William J. Merritt
Title:	President